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Exhibit 99.3

Press Release For Immediate Release

Beazer Homes USA, Inc. CEO and CFO File Sworn Statements Certifying
the Accuracy of Beazer's SEC Reports

Atlanta, Ga., August 8, 2002—Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com), the nation's sixth-largest homebuilder, announced today that its President and Chief Executive Officer, Ian J. McCarthy, and its Executive Vice President and Chief Financial Officer, David S. Weiss, have each signed sworn statements and filed such statements with the United States Securities and Exchange Commission ("SEC"), pursuant to Commission Order No. 4-460, in the form prescribed by the SEC and without qualification. These certifications were filed in advance of the SEC mandated deadline of August 14, 2002.

These statements, under oath, serve to verify that, to the best of their knowledge, the Company's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as all other filings with the SEC subsequent to the filing of the 10-K, do not contain any untrue statements of a material fact as of the ends of the periods covered by such reports, nor do such statements omit to state any material facts necessary to make the statements in the covered reports, in light of the circumstances under which they were made, not misleading. The statements have been reviewed with the Company's audit committee, comprised solely of independent directors.

Beazer Homes USA is one of 947 large public companies required by the SEC to file sworn statements of the CEO and CFO, affirming, to the best of their knowledge, the accuracy of these filings with the Commission. Copies of each of these companies' statements will be available for review on the Web site maintained by the SEC. In addition, Beazer's statements are available for viewing on its Web site at www.beazer.com.

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.

Contact:	David S. Weiss, Executive Vice President and Chief Financial Officer (404) 250-3420 dweiss@beazer.com

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  Exhibit 99.3
Beazer Homes USA, Inc. CEO and CFO File Sworn Statements Certifying the Accuracy of Beazer's SEC Reports